EXHIBIT 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: October 16, 2023

Crixus BH3 Sponsor LLC

By: BH3 Management LLC,
as Manager

By:	/s/ Gregory Freedman
Name: Gregory Freedman
Title: President

BH3 Management LLC

By:	/s/ Gregory Freedman_
Name: Gregory Freedman
Title: President

/s/ Gregory Freedman
Gregory Freedman

/s/ Daniel Lebensohn
Daniel Lebensohn